KEYPORT VARIABLE INVESTMENT TRUST

                                 Amendment No. 1
                                       to
                              Management Agreements
                                      With
                         Keyport Advisory Services Corp.

         AGREEMENT, made as of February 28, 1995, among KEYPORT VARIABLE INVESTMENT TRUST, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), on behalf of each of its six series funds named below (the "Funds"), and Keyport Advisory Services Corp., a Massachusetts corporation ("KASC").

         1. Reference is made to each of (i) the Management Agreement dated June 7, 1993 between KASC and the Trust, on behalf of Colonial-Keyport U.S. Government Fund, Colonial-Keyport Growth and Income Fund and Colonial-Keyport Utilities Fund, and (ii) the Management Agreement dated May 2, 1994 between KASC and the Trust, on behalf of Colonial-Keyport International Fund For Growth, Colonial-Keyport U.S. Fund For Growth and Colonial-Keyport Strategic Income Fund (each a "Management Agreement").

         2. Each of the Trust and KASC hereby agrees that the second paragraph of Section 2A(b) of each Management Agreement shall hereby be amended to read in its entirely as follows:

                  "It is understood that the Manager may, in its discretion and at its expense, delegate some or all of its administrative duties and responsibilities under this subsection 2A to the Manager's affiliate, Liberty Financial Companies, Inc. (`LFC'), or to any of LFC's majority or greater owned subsidiaries."


         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Agreement as of the date first written above.

                                            KEYPORT VARIABLE  INVESTMENT  TRUST,
                                              on behalf of each of the Funds.

                                            By: Richard R. Christensen
                                                Title: President

                                            KEYPORT ADVISORY SERVICES CORP.

                                            By: Paul H. LeFevre, Jr.
                                                Title: President